RWE Aqua Holdings GmbH

Power of Attorney
BY THIS POWER OF ATTORNEY made this 3rd day of March 2009

WE, RWE Aqua Holdings GmbH, a limited liability company incorporated in accordance with the laws of the Federal Republic of Germany and with its registered office at Opernplatz 1, 45128 Essen, Federal Republic of Germany (“RAH”), appoint each of the following:

1.	Dr. Leonhard Birnbaum
2.	Dr. Tobias Bage
3.	Dr. Markus Coenen
4.	Thomas Denny
5.	Dr. Nina Fürer
6.	Jens Gemmecke
7.	Dr. Volker Heischkamp
8.	Roland Pappel
9.	Christian Ring
10.	Andreas Zetzsche

- each having his or her business address at Opernplatz 1, 45128 Essen, Germany -

(each an “Attorney”)

- each of them authorized to jointly represent RAH together with any one of the other Attorneys or any Managing Director of RAH -

to be our attorney, each of whom – subject to joint representation together with any one of the other Attorneys or any Managing Director of RAH – shall be vested with full power and authority in our name and on our behalf to do all such acts and things as follows:

1)
to agree, sign, seal, execute, amend, deliver and file on our behalf and in our name any agreement, contract, memorandum, letter, notice, communication, instruction, receipt, cross receipt, opinion, deed, declaration, instrument or other document and to do all such acts and things that the Attorney considers to be required or pertinent in connection with the public offering on the New York Stock Exchange (“Secondary”) of shares of common stock of American Water Works Company, Inc. (“AWW”)  legally and beneficially owned by RAH (the “Shares”) and to do all such things as the Attorney considers may be required or pertinent in connection therewith or arising therefrom, including but not limited to:

(i)
agreeing, signing and delivering an underwriting agreement for the sale of Shares to certain underwriters as set forth therein (the “Underwriting Agreement”) and any document required or pertinent in connection with the performance by RAH of the provisions of the Underwriting Agreement, including but not limited to:

a.	any United States Treasury Department Form W-8 (or other applicable form);

Geschäftsführer:  Dr. Manfred Döss, Dr. Berend Holst, Dr. Jens Hüffer, Dr. Rolf Pohlig
Sitz der Gesellschaft:  Essen - Eingetragen beim Amtsgericht Essen, Handelsregister-Nummer HRB 14447
Postanschrift:  im Hause RWE Ag, Opernplatz 1, 45128 Essen; Postfach 10 30 61, 45030 Essen
Telefon:  (0201) 12-00 - Telefax (0201) 12-1 51 99
Bankverbindung:  Kto-Nr. 103 182 200 bei Deutsche Bank AG Essen, BLZ 360 700 50

RWE Aqua Holdings GmbH

b.
any transfer documents in respect of the Shares, including delivery of the Shares and of share certificates for the Shares, if applicable, and of a stock power or powers and letters of instruction, and the purchase of any transfer tax stamps necessary for the transfer of the Shares;

c.
any certificates of officers of RAH as to the accuracy of the Representations and warranties of RAH and as to the performance by RAH of all its obligations under the Underwriting Agreements and as to all other matters that the Attorney considers to be required or pertinent in connection with the performance by RAH of the provisions of the Underwriting Agreement;

d.	any notice to be sent by RAH under the provisions of the Underwriting Agreement; and

e.	any agreement with CT Corporation System on its appointment as authorized agent for service of process in the borough of Manhattan in the City of New York in relation to the Underwriting Agreement;

(ii)
agreeing and approving any information concerning RAH included in the registration statement relating to the Shares or in any prospectus contained therein or filed pursuant to Rule 424 under the US Securities Act of 1933 and notifying AWW and the underwriters of any change affecting the accuracy of such information;

(iii)	any action that the Attorney considers to be necessary or desirable in connection with the Secondary and the performance by RAH of the provisions of the Underwriting Agreement;

2)
to cast all of RAH’s votes in respect of the Shares, either at annual or special meetings of stockholders (which, for the avoidance of doubt, shall include the right to attend such meetings and to exercise all other rights in respect of the Shares at such meetings) or by consents in writing in lieu of a meeting (which, for the avoidance of doubt, shall include the power to sign any resolutions, consent forms, writings or other documents that are required or pertinent in this respect, for such matters including, but not limited to, amendments to the certificate of incorporation and by-laws of AWW, the approval and authorization of stock splits or changes in the authorized capital stock of AWW and the approval and authorization of distributions of shares pursuant to compensation plans or other arrangements to be entered into by AWW);

(all together, the “Actions”);

3)
to agree, sign, seal, execute, amend, deliver and file all documents and instruments of whatsoever kind relating or ancillary to the Actions (including, but not limited to, any notifications, forms, reportings, statements of ownership and alike) and to appear before a notary public or other person or official or governmental authority or body for execution of any such documents (and any amendments thereto); and

4)
to sub-delegate the power of attorney granted hereunder on the same terms and conditions as set forth herein, except that a person to whom the power of attorney is sub-delegated may not further sub-delegate the power.

[signature page to follow]

Geschäftsführer:  Dr. Manfred Döss, Dr. Berend Holst, Dr. Jens Hüffer, Dr. Rolf Pohlig
Sitz der Gesellschaft:  Essen - Eingetragen beim Amtsgericht Essen, Handelsregister-Nummer HRB 14447
Postanschrift:  im Hause RWE Ag, Opernplatz 1, 45128 Essen; Postfach 10 30 61, 45030 Essen
Telefon:  (0201) 12-00 - Telefax (0201) 12-1 51 99
Bankverbindung:  Kto-Nr. 103 182 200 bei Deutsche Bank AG Essen, BLZ 360 700 50

RWE Aqua Holdings GmbH

This Power of Attorney is governed by and shall be construed in accordance with the laws of the Federal Republic of Germany.

IN WITNESS WHEREOF this Power of Attorney has been executed for and on behalf of RWE Aqua Holdings GmbH on the date and year first above written.

RWE Aqua Holdings GmbH

/s/ Dr. Pohlig	/s/ Dr. Döss
(Dr. Pohlig)	(Dr. Döss)
(Managing Director)	(Managing Director)

Geschäftsführer:  Dr. Manfred Döss, Dr. Berend Holst, Dr. Jens Hüffer, Dr. Rolf Pohlig
Sitz der Gesellschaft:  Essen - Eingetragen beim Amtsgericht Essen, Handelsregister-Nummer HRB 14447
Postanschrift:  im Hause RWE Ag, Opernplatz 1, 45128 Essen; Postfach 10 30 61, 45030 Essen
Telefon:  (0201) 12-00 - Telefax (0201) 12-1 51 99
Bankverbindung:  Kto-Nr. 103 182 200 bei Deutsche Bank AG Essen, BLZ 360 700 50